Exhibit 99.1

Matrixx Initiatives, Inc. Announces 163% Third Quarter 2003 Net Sales Increase;
Q3 Net Income Increases 170%

PHOENIX, October 22, 2003 — Matrixx Initiatives, Inc. (Nasdaq: MTXX), developer and distributor of the expanded line of Zicam® products, today announced net sales of $13.4 million for the third quarter of 2003, a 163 percent increase versus $5.1 million in the comparable quarter of 2002. Net income for the quarter was $2.8 million or $0.29 per share, versus $1.0 million, or $0.11 per share for the third quarter of 2002.

Net sales for the nine month period ended September 30, 2003 were $25.3 million, a 111 percent increase over the $12.0 million reported for the comparable nine month period last year. Net income for the first nine months of this year increased 114 percent to $2.3 million, or $0.25 per share, compared to $1.1 million, or $0.11 per share, for the comparable period last year.

Carl J. Johnson, president and chief executive officer of Matrixx Initiatives, said, “The financial results for the third quarter and nine month period are clear indications that the execution of our strategic business plan has continued on track. We are solidly profitable and cash flow positive while having made substantial investments in advertising, marketing and research and development. These targeted investments are translating into expanded brand awareness and product acceptance by an increasingly sophisticated consumer market. We are very pleased with our results.”

Highlights for the quarter included:

•	Matrixx updated its financial guidance and now expects full-year 2003 earnings per share of $0.25 to $0.30 on a diluted basis.

•	The Company commenced nationwide shipment to retail customers of three unique new oral delivery forms of the Zicam Cold Remedy product line: Zicam Cold Remedy Oral Mist™, Zicam Cold Remedy Chewables™, and Zicam Cold Remedy RapidMelts™.

•	The Company settled litigation with its current swab product manufacturer on August 13, 2003 resolving all disputed issues. The current swab manufacturer has agreed to extend the manufacturing contract through the first quarter of 2004 and to maintain swab production at current levels.

•	The Company announced its intention to launch a new, improved, consumer-preferred swab design in the first quarter of 2004 for its popular Zicam Cold Remedy Swabs and Zicam Kids Size Cold Remedy Swabs with the expectation of improved gross margins compared to the current swab product, as well as avoidance of the supply issues faced during 2002 and 2003.

•	Matrixx secured a two-year extension of its $2.5 million credit facility with Comerica Bank securing a substantial improvement in the Company’s borrowing ability, as well as a reduction in its borrowing rate. The Company currently has no outstanding borrowings under the credit facility.

•	Retail stores results (three-outlet syndicated scanner data; excluding the largest mass merchant) reflect continued growth in the Zicam brand’s retail sales volume, which increased 89percent in the last 52 weeks ended September 7, 2003, versus the comparable period a year ago. These results include a more than 90percent increase in retail sales for Zicam Cold Remedy nasal gel in various forms, indicating continued growth of consumer demand for the Company’s cold remedy formula.

Mr. Johnson continued, “The Zicam brand is poised for growth in the upcoming cough and cold season with improved retail exposure by virtue of three new unique oral delivery forms of our Zicam Cold Remedy product, the resumption of our television advertising campaigns in recent weeks and the momentum from last year’s successful season. Additionally, our retail partners have come to rely on the Zicam brand not only as an efficacious product for their customers, but also for the profitability that Zicam branded products produce for their respective bottom-lines.”

Consolidated Financial Results

William Hemelt, executive vice president and chief financial officer, stated, “During the fourth quarter we expect to completely pay down our remaining debt of approximately $2.7 million and conclude the year with a cash position of about $7 — 8 million. Our working capital position has improved more than 46 percent this year due to our strong financial performance.”

Third Quarter 2003 Consolidated Financial Results

			Nine Months	Nine Months
	2003	2002	Ended	Ended
($000s)	3rd Qtr	3rd Qtr	Sept. 30, 2003	Sept. 30, 2002

Net sales	$13,374	$5,079	$25,270	$11,971
Cost of sales	4,215	1,668	8,010	3,440

Gross profit	9,159	3,411	17,260	8,531

Operating expenses	3,756	2,525	11,620	7,624
Research and development	795	150	1,702	272

Income from operations	4,608	736	3,938	635

Total other income (expense)	1	48	(77)	121

Net income before tax	4,609	784	3,861	756
Income tax expense (benefit)	1,846	(239)	1,548	(324)

Net income from continuing operations	$2,763	$1,023	$2,313	$1,080

Net income per share	$0.29	$0.11	$0.25	$0.11
Average shares outstanding (mil)	9.4	9.4	9.4	9.4

Selected Balance Sheet Information

($000s)	Sept. 30, 2003	Dec. 31, 2002	Sept. 30, 2002

Cash and marketable securities	$6,613	$12,010	$12,358
Working Capital	$14,912	$10,189	$11,236
Total assets	$44,981	$47,185	$35,601
Total debt	$2,720	$5,254	$7,889
Shareholders’ equity	$37,330	$35,155	$25,443

Matrixx has scheduled a conference call to discuss its financial results at 11:00 am ET Thursday, October 23, 2003. To access the teleconference, please call 800-473-6123 in the United States or 973-582-2706 for international callers. To listen to the teleconference via the Internet, go to

www.matrixxinc.com and click on the third quarter 2003 teleconference icon. A replay of the call is available by calling 877-519-4471 or 973-341-3080 for international callers through November 6, 2003; the replay access code is 4180193. The replay will also be available for the next thirty days on the Company’s website.

About Matrixx Initiatives, Inc.
Matrixx Initiatives, Inc. is engaged in the development, manufacture and marketing of over-the-counter (OTC) pharmaceuticals, which utilize innovative drug delivery systems. Zicam, LLC, its wholly-owned subsidiary, produces, markets and sells Zicam® Cold Remedy nasal gel, a patented, homeopathic remedy that has been clinically proven to significantly reduce the duration and severity of the common cold. In studies published in the October 2000 issue of ENT — Ear, Nose and Throat Journal, and separately in the January 2003 issue of QJM: An International Journal of Medicine, the Zicam Cold Remedy product was shown to reduce significantly the duration of the common cold. The company also manufactures and markets a full line of Zicam brand pharmaceuticals, including Zicam Allergy Relief; Zicam Cold Remedy Swabs; Zicam Kids Size Cold Remedy Swabs; Zicam Extreme Congestion Relief; Zicam Sinus Relief; and Zicam Nasal Moisturizer. Additionally, in August 2003 Matrixx began distributing three new oral delivery products for the 2003-2004 cold season, including Zicam Cold Remedy Chewables, Zicam Cold Remedy Oral Mist, and Zicam Cold Remedy RapidMelts. For more information regarding Matrixx products, go to www.zicam.com. To find out more about Matrixx Initiatives, Inc. (Nasdaq: MTXX), visit our website at www.matrixxinc.com. For additional information, contact William Hemelt, chief financial officer, 602-387-5353, whemelt@matrixxinc.com, or Lynn Romero, investor relations, at 602-387-5353, lromero@matrixxinc.com. Matrixx is located at 2375 East Camelback Road, Suite 500, Phoenix, Arizona 85016.

Matrixx Initiatives, Inc. Forward Looking Statement Disclaimer:
This news release contains forward looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding the Company’s expectation of earnings per share of $0.25 to $0.30 for 2003; the Company’s expectation that its new swab product will improve gross margins compared to the current swab product as well as avoid the supply issues faced during 2002 and 2003; and the Company’s expectation that it will completely pay down its remaining debt during the fourth quarter of 2003. These forward looking statements are based on the Company’s expectations and are subject to a number of risks and uncertainties, many of which cannot be predicted or quantified and are beyond the Company’s control. Future events and actual results could differ materially from those set forth in, contemplated by, or underlying the forward looking statements. Factors that could cause actual results to differ materially from the Company’s expectations include the severity of the cold season and the possibility that future sales of Zicam products will not be as strong as expected, the possibility that supply issues may impact future sales of Zicam products, the possibility that consumer acceptance of the new products will be less than anticipated, the possibility that the Company’s products may face unanticipated competition, the possibility that expenses may exceed budgeted amounts, and the possibility that the Company’s growth strategy will not be successfully implemented or well received by the market. Other factors that could cause actual results to differ materially from the Company’s expectations are described in the Company’s Annual Report on Form 10-K filed pursuant to the Securities Exchange Act of 1934.

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